UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

June 21, 2007

Wynn Resorts, Limited

(Exact Name of Registrant as specified in Charter)

Nevada	000-50028	46-0484987
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 770-7555

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On June 21, 2007 (the “Closing Date”), Wynn Resorts, Limited (the “Company”), entered into a new Credit Facility (the “Credit Facility”) with Deutsche Bank Securities Inc., and Banc of America Securities LLC as joint lead arrangers, the lenders party thereto, Deutsche Bank Trust Company Americas (“Deutsche Bank”), as administrative agent and Bank of America, N.A., as syndication agent.

Borrowings under the Credit Facility are available in the form of a delayed-draw term loan facility available from the Closing Date through December 31, 2007 (the “Commitment Termination Date”) in an aggregate principal amount of $1.0 billion, with the option to increase the Credit Facility to $1.25 billion if willing lenders are identified and certain conditions are met. Loans under the Credit Facility will mature and be payable on June 21, 2010. The Company may use up to $150.0 million of the Credit Facility for swing line borrowings.

Proceeds of the loans are available to fund the Company’s equity repurchase program announced on June 7, 2007 and to pay fees and expenses in connection with the Credit Facility. In addition, up to $350.0 million of the loan proceeds may be used for general corporate purposes.

Loans under the Credit Facility will accrue interest, at the election of the Company, at either LIBOR or a Base Rate, plus a borrowing margin as described below. Interest on LIBOR loans shall be payable at the end of the applicable interest period in the case of interest periods of one, two or three months, and every three months in the case of interest periods of six months or longer. Base Rate loans are expected to bear interest at (a) the greater of (i) the rate most recently announced by Deutsche Bank as its “prime rate,” or (ii) the Federal Funds Rate plus 1/2 of 1% per annum; plus (b) a borrowing margin as described below. Interest on Base Rate loans will be payable quarterly in arrears. The borrowing margin is 2.00% for LIBOR loans and 1.00% for Base Rate loans, if the Company’s net liquidity is equal to or greater than $400.0 million and 2.25% for LIBOR loans and 1.25% for Base Rate loans, if the Company’s net liquidity is less than $400.0 million.

In addition, the Credit Facility requires the Company to pay customary fees and expenses.

The Company will be required to make mandatory prepayments of indebtedness under the Credit Facility from the net proceeds of (a) all debt offerings (other than those constituting certain permitted debt), (b) subject to a reinvestment period, certain asset sales, and (c) 50% of certain distributions and loans from its subsidiaries. Other than with respect to a 1% premium that the Company will be required to pay with respect to certain prepayments of loans occurring prior to the first anniversary of the Closing Date, the Company will have the option to prepay all or any portion of the indebtedness under the Credit Facility at any time without premium or penalty.

The Credit Facility contains customary representations and warranties, events of default, affirmative covenants, and negative covenants that will, among other things, restrict the Company’s (and certain of its subsidiaries’) ability to: incur or assume additional indebtedness, including guarantees; create, incur, assume or permit to exist liens on property and assets; declare or pay dividends or repurchase stock; enter into agreements restricting the ability of subsidiaries to pay dividends and make distributions; engage in mergers, investments and acquisitions; enter into transactions with affiliates; and dispose of certain assets; and make optional prepayments of certain indebtedness.

The lenders and agents under the Credit Facility and certain of their affiliates have performed investment banking, commercial lending and advisory services for the Company, its subsidiaries and their respective affiliates, from time to time, for which they have received customary fees and expenses. These parties may, from time to time, engage in transactions with, and perform services for, the Company, its subsidiaries and their respective affiliates in the ordinary course of their business.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the credit agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 21, 2007		WYNN RESORTS, LIMITED

	By:	/s/ John Strzemp
John Strzemp Chief Financial Officer